EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Packeteer, Inc.:
We consent to incorporation by reference in the registration statement on Form S-8 of our reports dated March 15, 2006, with respect to the consolidated balance sheets of Packeteer, Inc. and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Packeteer, Inc.
Our report dated March 15, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Packeteer, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of a material weakness on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that the Company did not maintain effective controls over the reconciliation and review of the Company’s income tax accounts.
/s/ KPMG LLP
Mountain View, California
May 9, 2006